                                                                           10.40
                                                                  EXECUTION COPY

                             DATED 24TH June 1998
                             --------------------



                          (1) CHIREX (DUDLEY) LIMITED

                            (2) JOHN GRAHAM THORPE



                         COMPROMISE AGREEMENT PURSUANT
                   TO (INTER ALIA) SECTION 77(4)(AA) OF THE
                         SEX DISCRIMINATION ACT 1975,
                          SECTION (72)(4)(AA) OF THE
                           RACE RELATIONS ACT 1976,
                               SECTION 9 OF THE
                      DISABILITY DISCRIMINATION ACT 1995
                         AND SECTION 203(2)(F) OF THE
                          EMPLOYMENT RIGHTS ACT 1996

                             COMPROMISE AGREEMENT
                             --------------------


THIS AGREEMENT is made on the 24th day of June 1998 BETWEEN CHIREX (DUDLEY) LIMITED of Dudley, Cramlington, Northumberland ("the Company") and DR JOHN GRAHAM THORPE ("Dr. Thorpe").

This Agreement relates to the termination of Dr. Thorpe's employment with the Company on 30th June 1998 ("the Termination Date") by reason of resignation.

IT IS AGREED that:-

1. The Company agrees that on the 30th June 1998 it will forthwith pay Dr. Thorpe.,

1.1 all accrued salary and holiday pay of Dr. Thorpe up to the Termination Date after deductions of tax and National Insurance, and

1.2 the sum of seventy thousand pounds by way of payment in lieu of notice which sum shall be subject to and will be paid less deductions for income tax and national insurance contributions at the appropriate rate.

1.3 the following sums as payment in lieu of the benefits described below to which Dr Thorpe is entitled in terms of the Service Agreement between Dr Thorpe and Crossco, (157) Limited dated 11th March 1996 ("the Service Agreement") which Service Agreement sets out the terms agreed between the parties which apply to Dr Thorpe's employment with the Company-

     1.3.1 in lieu of the Company motor vehicle registration number R273 RJR (Pounds)6,000
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                                                                               3

     1.3.2  in lieu of payment for private fuel, (Pounds)1200

     1.3.3  in lieu of the mobile phone to which he would be entitled
            (Pounds)500.

     1.4  As compensation for loss of employment, the sum of (Pounds) ,500.

2. The Company will account for income tax and national insurance contributions on the payments made in accordance with clauses 1.1, 1.2, and
     1.3 of this Agreement, to the Inland Revenue and the Contributions Agency.

3. Dr Thorpe shall continue as a member of the Company's private medical insurance scheme until 29th June 1999.

4. The Company will reimburse Dr Thorpe in respect of all expenses due to Dr Thorpe provided that all relevant claims with supporting vouchers are submitted in the appropriate form no later than 30th June 1998 in accordance with the Company's normal payment procedures.

5. Dr Thorpe shall on the 30th June 1998 return the Company motor vehicle registration number R273 RJR to the Company, together with all keys and any documentation relating to it

6. Dr. Thorpe agrees to accept the payment of the sums stipulated in Clause 1 above in full and final settlement of all claims of whatever nature (including, but not limited to any claims under English law and/or European Community Law and/or US law) which he may have against the Company and/or all companies which are for the time being either a holding company of the Company or a subsidiary or associated company of either the Company or any such holding company ("Group" or "Group Companies")arising out of his Contract of Employment and/or the termination thereof whether pursuant to statute or at common law or otherwise howsoever including but not limited to any claims for wrongful dismissal, unfair dismissal, redundancy, breach of contract, or under the Sex

     Discrimination Act 1975, the Race Relations Act 1976, the Disability Discrimination Act 1995 or the Employment Rights Act 1996 ("the 1996 Act")

7. Dr. Thorpe agrees that he will not disclose (whether directly or indirectly) the details of this settlement or the circumstances relating to the termination of his employment to any third party without the consent in writing of the Company having first been obtained except for the purpose of taking professional advice or in respect of any necessary disclosure to the relevant tax authorities or any court or tribunal

8. The Company and Dr Thorpe undertake that they will not, whether directly or indirectly, make, publish or otherwise communicate any disparaging or derogatory statements, whether in writing or otherwise, concerning the other including in the case of Dr Thorpe concerning the Company or any of its Associated Companies or any of its or their officers or employees.

9. The Company consents to Dr Thorpe electing to retire early for the purposes of the Company pension scheme on 30th June 1998.

10. The Company agrees that in consideration of Dr Thorpe entering into this Agreement that neither it nor any Group Company will make any claim against him arising out of his employment with the Company.

11. Dr. Thorpe undertakes that on the 30th June 1998 he will return to the Company any property which is in his possession which belongs to the Company and in particular he will return all documentation relating to the business of the Company or any subsidiary or associated company and he will not retain copies thereof.

12. Dr Thorpe agrees to remain bound by the restrictive covenants set out in paragraphs 8 and 9 of the Service Agreement, as if the same were repeated herein save that the period of restraint of two years provided for in line two of that clause 9.2 will by agreement be reduced to one year.

13. Dr Thorpe shall be entitled to exercise all stock options granted to him pursuant to the 1995 and/or 1997 ChiRex Stock Incentive Plans which have vested as of June 30, 1998. Such exercise of vested options must occur on or before September 30, 19. After September 30, 1998 all unexercised vested options shall become void.

14.  Dr. Thorpe represents and warrants that:-

     (a) He has received independent legal advice from a Qualified Lawyer as to the terms and effect of this Agreement and in particular its effect on his ability to pursue any rights that he may have before any Industrial Tribunal or Court. The name of the Qualified Lawyer who has advised Dr. Thorpe is John Martin, solicitor, of Robert Muckle & Co of Norham House, New Bridge Street, Newcastle upon Tyne ("the Qualified Lawyer")

     (b) Dr. Thorpe has been advised by the Qualified Lawyer that there is in force and was at the time when he received the advice referred to above a policy of insurance covering, or cover under the Solicitors Indemnity Fund for the risk of a claim by him in respect of loss arising in consequence of that advice.

14. A true copy of a letter dated 25th June 1998 from the Qualified Lawyer to the Company's solicitors is attached as the First Schedule hereto.

15. The Company shall on receipt of a request from a potential employer of Dr Thorpe provide a reference in the agreed form set out in the Second Schedule and shall not depart from the terms of this reference whether orally or in writing.

16. The Company and Dr. Thorpe agree and acknowledge that the statutory conditions regulating compromise agreements are intended to and have been satisfied.

17. The Company will pay Dr. Thorpe's solicitor's reasonable legal fees of (Pounds)1000 (plus VAT) in connection with this Agreement within fourteen days of receipt of the relevant invoice from Dr Thorpe's solicitors, the relevant invoice to be sent to Beth P Hecht, General Counsel, Chirex, 300 Atlantic Street, Suite 402, Stamford, CT 06901, fax. 203.425.9996. The parties acknowledge that the above legal fees have been exclusively incurred in connection with the termination of Dr Thorpe's employment.

SIGNED for on behalf of
CHAIREX LIMITED
by [        ]


Dated:  June 24, 1998



SIGNED by DR. THORPE


Dated:

                     The First Schedule referred to above
                     ------------------------------------

                                                                [         ] 1998

Short Richardson & Forth
4 Mosley Street
Newcastle upon Tyne
NE1 1SR

Your ref:

Our ref

Dear Sirs

RE: DR J G THORPE AND CHIREX LIMITED
------------------------------------

We write further to the Compromise Agreement under (inter alia) section 77(4)(aa) of the Sex Discrimination Act 1975, Section 72(4)(aa) of the Race Relations Act 1976, Section 9 of the Disability Discrimination Act 1995 -and
section 203(2)(f) of the Employment Rights Act 1996 proposed between Dr Thorpe and Chirex Limited ("the Proposed Compromise Agreement").

This letter is to confirm that Dr Thorpe has been advised [          [, [a by
solicitor in the employment] of this firm.

It is also confirmed that at the date hereof and at all times during which [ has advised Dr Thorpe on the subject matter of the Proposed Compromise Agreement and the legal effect of the same ("the Relevant Times") [he/she] is and has been a Solicitor of the Supreme Court holding a practising certificate entitling [him/her] to practise as such.

We further confirm that at the Relevant Times [ ] has not been acting in this matter for Chirex Limited or any associated company or associated employer of its. In view of what we say above, [ ] is a "qualified lawyer"and "independent" of Chirex Limited having regard to the definitions given to those words by section 77(4B) of the Sex Discrimination Act 1975, section 72(4B) of the Race Relations Act 1976, section 9 of the Disability Discrimination Act 1995, section 203(4) of the Employment Rights Act 1996 and all and any other statutory provisions of similar effect.

We also confirm that [                     ] has given independent legal advice
to Dr Thorpe as to the terms and effect of the Proposed Compromise Agreement, and, in particular, as to its effect on Dr Thorpe's ability to exercise any rights which he has or may have to pursue a complaint against Chirex Limited before the Industrial Tribunal in respect of which a Conciliation Officer is authorised to act including (but not limited to) any complaint that Chirex Limited committed an act of discrimination against him which was unlawful by virtue of Part 11 of the Sex Discrimination Act 1975 or by virtue of Part 11 of the Race Relations Act 1976 or by virtue of Part 11 of the Disability Discrimination Act 1995, that it unfairly dismissed him in contravention of the provisions of Chapter 1 of Part X to the Employment Rights Act 1996 or that it made any deduction from his wages or received any payment from him in contravention of section 13(1) or section 15(1) of that Act.

During the Relevant Times, there has been in force a policy of insurance covering the risk of a claim by Dr Thorpe in respect of loss arising in
consequence of the advice given to him by [                ]- For the avoidance
of doubt, reference to "a policy of insurance" is to a "top up" insurance policy over and above the indemnity cover provided by or through the Solicitors Indemnity Fund.

We confirm that this letter may be annexed to the Proposed Compromise Agreement.

Yours faithfully

                                SECOND SCHEDULE
                                ---------------

TO WHOM IT MAY CONCERN

                                 CONFIDENTIAL
                                 ------------

                            DR. JOHN GRAHAM THORPE
                            ----------------------

Dr. Thorpe joined ChiRex (previously Sterling Organics) in 1972 and has been in continuous employment with us.

Dr. Thorpe has used his considerable skills and expertise in a variety of management roles in the Company. Initially as a R & D chemist working up to R & D Director (198 -199 ) and more recently in Commercial Development during 199 to 1998.

During 1995 Dr. Thorpe was a member of the MBO team who bought out Sterling Organics from Sanofi and formed ChiRex, a new U.S. publicly traded company, through a merger with the U.S. company Seprachem.

Dr. Thorpe has been a valuable member of our management ultimately as Vice President of commercial development and has achieved challenging management objectives required of him in his high-profile management roles.

Dr. Thorpe is proactive and has earned a high level of respect on the part of superiors, peers and subordinates. In addition he has many contacts within the fine chemical and pharmaceutical industry in the U.S.A. and Europe.

I feel sure he will be a valuable addition to any senior management group in the fine chemical or pharmaceutical industry.



__________________________
ALAN R. CLARK
CHIEF EXECUTIVE OFFICER

                                SECOND SCHEDULE
                                ---------------

TO WHOM IT MAY CONCERN

                                 CONFIDENTIAL
                                 ------------

                            DR. JOHN GRAHAM THORPE
                            ----------------------

Dr. Thorpe joined ChiRex (previously Sterling Organics) in 1972 and has been in continuous employment with us.

Dr. Thorpe has used his considerable skills and expertise in a variety of management roles in the Company. Initially as a R & D chemist working up to R & D Director (198 -199 ) and more recently in Commercial Development during 199 to 1998.

During 1995 Dr. Thorpe was a member of the MBO team who bought out Sterling Organics from Sanofi and formed ChiRex, a new U.S. publicly traded company, through a merger with the U.S. company Seprachem.

Dr. Thorpe has been a valuable member of our management ultimately as Vice President of commercial development and has achieved challenging management objectives required of him in his high-profile management roles.

Dr. Thorpe is proactive and has earned a high level of respect on the part of superiors, peers and subordinates. In addition he has many contacts within the fine chemical and pharmaceutical industry in the U.S.A. and Europe.

I feel sure he will be a valuable addition to any senior management group in the fine chemical or pharmaceutical industry.


___________________________
ALAN R. CLARK
CHIEF EXECUTIVE OFFICER